UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, For Use of Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-12
BARR PHARMACEUTICALS, INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT , IF OTHER THAN THE REGISTRANT)

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BARR PHARMACEUTICALS, INC.
400 Chestnut Ridge Road
Woodcliff Lake, NJ 07677
(201) 930-3300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

The Annual Meeting of Stockholders of Barr Pharmaceuticals, Inc. (the “Company”) will be held on November 9, 2006, at 10:00 a.m. local time, at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, for the following purposes, as more fully described in the accompanying Proxy Statement:

1. to elect seven directors to serve until the Company’s 2007 Annual Meeting and until their successors are named and qualified;

2. to ratify the Audit Committee’s selection of the Company’s independent registered public accounting firm for the six month period ending December 31, 2006; and

3. to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only holders of record of the Company’s Common Stock at the close of business on September 15, 2006 are entitled to receive notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof.

Whether or not you plan to attend the Annual Meeting, each stockholder is requested to promptly mark, sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. You may also vote your shares on the Internet or by telephone. Voting instructions are printed on your proxy card.

Since seating is limited, the Company has established the rule that only stockholders and invited guests may attend. You will need an admission ticket or proof of ownership, as well as personal identification, to enter the Meeting. An admission ticket is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If your shares are held beneficially in the name of a bank, broker or other nominee, an admission ticket is included with your proxy materials. If you plan to attend the Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Meeting.

By Order of the Board of Directors

Frederick J. Killion
Corporate Secretary

September 29, 2006

i

BARR PHARMACEUTICALS, INC.
400 Chestnut Ridge Road
Woodcliff Lake, NJ 07677
(201) 930-3300

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
November 9, 2006

VOTING RIGHTS, PROXIES AND SOLICITATION

Date, Time and Place of Meeting

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Barr Pharmaceuticals, Inc. (“Barr,” the “Company,” “we,” or “us”), a Delaware corporation, for use at our 2006 Annual Meeting of Stockholders to be held at 10:00 a.m. local time on November 9, 2006 at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, and at any adjournment or postponement thereof. It is anticipated that we will begin mailing this Proxy Statement, together with the form of proxy, to our stockholders on or about September 29, 2006.

Webcast of Annual Meeting

Our Annual Meeting will be webcast on November 9, 2006 at 10:00 a.m. New York time. Please visit our website at www.barrlabs.com, and click on the Investor Relations link followed by the Calendar of Events link to view the webcast live or to access an archived replay until December 31, 2006.

Proxies

A proxy card for use at the Annual Meeting and a return postage-paid envelope for the proxy card are enclosed. If your proxy is properly executed and timely received, and it is not revoked before the Annual Meeting, your shares will be voted at the Annual Meeting according to the instructions indicated on your proxy. If you sign and return your proxy card but do not give voting instructions, the persons acting under the proxy will vote the shares represented thereby for the election of each of the director nominees listed in Proposal No. 1 below and for approval of Proposal No. 2, which are discussed below. As far as we know, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their best judgment. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting.

Revocability and Voting of Proxies

Any stockholder who has executed and returned a proxy card or properly voted by telephone or Internet and who for any reason wishes to revoke or change his or her proxy may do so by (1) attending the Annual Meeting in person and voting the shares represented by such proxy, (2) duly executing and delivering a later-dated proxy for the Annual Meeting at any time before the commencement of the Annual Meeting, or (3) delivering written notice of revocation to the Secretary of the Company at the above address at any time before the commencement of the Annual Meeting.

Please note that any stockholder whose shares are held of record by a broker, bank or other nominee and who provides voting instructions on a form received from the nominee may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares. Such stockholders may not vote in person at the Annual Meeting unless the stockholder obtains a legal proxy from the broker, bank or other nominee. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Voting Securities and Stockholders Entitled to Vote

Holders of our Common Stock, par value $.01 per share (the “Common Stock”), at the close of business on September 15, 2006, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. As of that date, there were 106,350,176 shares of our Common Stock outstanding, each entitled to one vote.

Requirements for a Quorum

The presence of holders of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Solicitation of Proxies; Solicitation Costs

The proxy included with this Proxy Statement is solicited by the Board of Directors of the Company for use at the Annual Meeting. We will pay the costs of preparing, printing and mailing the Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and our Annual Report for the fiscal year ended June 30, 2006. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by our directors, officers or regular employees acting without special compensation. We have hired Mellon Investor Services LLC (“Mellon”) to distribute and solicit proxies. We will pay Mellon a fee of approximately $7,000, plus reasonable out-of-pocket expenses for this service.

How to Vote

Vote by Telephone

Using any touch-tone telephone, you can vote by calling the toll-free number on your proxy card. Have your proxy in hand when you call, and when prompted, enter your control number as shown on your proxy card. Follow the voice prompts to vote your shares.

Vote on the Internet

Record holders and many street name holders may vote on the Internet or by telephone. Using the Internet or telephone helps save your company money by reducing postage and proxy tabulation costs.

VOTE BY INTERNET AT THE WEB SITES BELOW
24 hours a day / 7 days a week

Shares Held of Record:	Shares Held in Street Name:
http://www.eproxy.com/brl	http://www.proxyvote.com

To vote by Internet, read this Proxy Statement and then go to the applicable website, which is listed on your proxy card. Have your proxy card or voting instruction form in hand and follow the instructions. You will be prompted to enter your control number, also shown on your proxy card, to create and submit an electronic ballot.

Vote by Mail

You can submit your proxy by mailing it in the postage-paid envelope provided.

Voting at the Annual Meeting

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Required Votes

Directors are elected by a plurality of votes of the shares of Common Stock present (either in person or by proxy) and entitled to vote in the election of directors at the Annual Meeting, which means that the seven nominees with the most votes will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

Approval of Proposal No. 2 to ratify the Audit Committee’s selection of Deloitte & Touche LLP, Certified Public Accountants, as the Company’s independent registered public accounting firm at the Annual Meeting requires an affirmative vote of the majority of the shares present (either in person or by proxy) and entitled to be voted at the Annual Meeting. Abstentions have the effect of a vote “against” Proposal No. 2. Broker non-votes will not be counted as cast on the matter and will have no effect on the outcome of the vote on Proposal No. 2.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at our principal executive offices at 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677, by contacting Frederick J. Killion, the Company’s Corporate Secretary, at the address listed immediately above, or by telephone at (201) 930-3300.

CORPORATE GOVERNANCE AND BOARD MATTERS

Introduction

Beginning in 2003, our Board of Directors undertook a comprehensive review and evaluation of the Company’s corporate governance practices in light of the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission (“SEC”) regulations implementing this legislation, and the SEC’s approval in November 2003 of final New York Stock Exchange (“NYSE”) corporate governance listing standards. In response to emerging requirements, the Board at its May and August 2004 board meetings formalized its corporate governance principles, approved a revised code of business conduct and ethics applicable to the Company’s directors, management and other Company employees, and approved a new charter for each Board committee. The Company’s corporate governance documents codify our existing corporate governance practices and policies. Each of the above-described documents is available at www.barrlabs.com under the “Investors” link followed by the “Corporate Governance” link. The Board periodically reviews and updates these documents as it deems necessary and appropriate.

Director Independence

The Board has assessed the independence of each non-employee Director based upon the Company’s director independence standards, as described in the Company’s Corporate Governance Principles (available at www.barrlabs.com under the “Investors” link followed by the “Corporate Governance” link). These standards incorporate the director independence criteria included in the listing standards of the New York Stock Exchange, as currently in effect, which are included as Annex A to this Proxy Statement.

Based upon these standards, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, has determined that the following directors nominated for re-election to the Board of

Directors are independent: George P. Stephan, Harold N. Chefitz, Richard R. Frankovic, Peter R. Seaver and James S. Gilmore, III.

Meetings of the Board of Directors

During the fiscal year ended June 30, 2006, the Board of Directors met 18 times, including meetings via telephone. Each director attended at least 75% of the aggregate of (1) the total number of meetings held by the Board and (2) the total number of meetings held by all committees on which he or she served. Directors are expected to attend annual meetings of stockholders, and each director attended the 2005 Annual Meeting of Stockholders.

The Board of Directors convenes executive sessions of non-management directors without Company management present at least twice a year during regularly scheduled meetings of the Board of Directors. The Board has designated Peter R. Seaver, an independent director, as the Lead Independent Director. The Lead Independent Director is responsible for presiding at the executive sessions of the non-management directors.

Committees of the Board of Directors

The Board has four standing committees — an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Business Development Committee. Their functions and membership are described below.

Audit Committee

The Audit Committee consists of the following members of the Company’s Board of Directors: George P. Stephan (Chairman), Harold N. Chefitz and Richard R. Frankovic. The role of the Audit Committee is set forth in its Charter adopted by the Board in May 2004, a copy of which is available on the Company’s website at www.barrlabs.com, under the “Investors” link followed by the “Corporate Governance” link. Pursuant to its Charter, the Audit Committee’s functions include the following:

•	being directly responsible for the appointment, compensation, retention and evaluation of the work of the Company’s independent registered public accounting firm;

•	approving in advance all audit and permissible non-audit services to be provided by the independent registered public accounting firm;

•	establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the independent registered public accounting firm;

•	considering at least annually the independence of the independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm the financial statements of the Company as well as earnings press releases and accounting policies;

•	receiving reports from the independent registered public accounting firm and management regarding, and reviewing and discussing the adequacy and effectiveness of, the Company’s internal controls;

•	reviewing and discussing the internal audit function;

•	reviewing legal and regulatory matters that could materially impact the Company’s financial statements, and conducting or authorizing investigations into matters within the Committee’s scope of responsibilities;

•	overseeing the Company’s compliance with the Company’s Code of Business Ethics and Conduct; and

•	establishing procedures for handling complaints regarding accounting, internal accounting controls and auditing matters.

The Audit Committee has adopted a policy and procedures that set forth the manner in which the Audit Committee will review and approve all services to be provided by Deloitte & Touche LLP for the Company before the firm is retained to provide such services. The policy requires Audit Committee pre-approval of the terms and fees of the annual audit services engagement, as well as any changes in terms and fees resulting from changes in audit scope or other items. The Audit Committee also pre-approves, on an annual basis, other audit services, and audit-related and tax services set forth in the policy, subject to estimated fee levels pre-approved by the Committee. Any additional services to be provided by the independent registered public accounting firm must be separately pre-approved by the Audit Committee. The Audit Committee has delegated to the Committee chair the authority to pre-approve services in amounts up to $250,000 per engagement. Services pre-approved pursuant to delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Vice President, Internal Audit reports quarterly to the Audit Committee on the status of pre-approved services, including projected fees.

The Board has determined that each of the members of the Audit Committee is “independent” as defined in the New York Stock Exchange (“NYSE”) listing standards and Securities and Exchange Commission (“SEC”) Rule 10A-3. In addition, the Board has determined that all of the members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise. The Board has also determined that at least one member of the Audit Committee, George P. Stephan, meets the SEC criteria of an “audit committee financial expert.” The Audit Committee held 8 meetings during the fiscal year ended June 30, 2006.

Compensation Committee

The Compensation Committee consists of the following members of the Company’s Board of Directors: Harold N. Chefitz (Chairman), Richard R. Frankovic, James S. Gilmore III, Peter R. Seaver and George P. Stephan. The role of the Compensation Committee is governed by a Charter adopted by the Board in May 2004, a copy of which is available on the Company’s website at www.barrlabs.com, under the “Investors” link followed by the “Corporate Governance” link. Pursuant to its Charter, the Compensation Committee’s functions include the following:

•	determining compensation for the Company’s chief executive officer, senior officers, and reviewing and approving the compensation of other executive officers;

•	adopting, amending and administering the Company’s employee compensation and benefit plans;

•	reviewing and approving contractual relationships between the Company or its subsidiaries and any officer or director relating to employment, severance, retirement or compensation; and

•	producing the Compensation Committee’s report on executive compensation to be included in the Company’s proxy statements.

Certain of these functions are subject to consultation with, advice from or ratification by the Board of Directors as the Committee determines appropriate. The Board has determined that each of the members of the Compensation Committee is “independent”. The Compensation Committee met 6 times during the fiscal year ended June 30, 2006.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the “CGN Committee”) consists of the following members of the Company’s Board of Directors: Peter R. Seaver (Chairman), Harold N. Chefitz, Richard R. Frankovic, James S. Gilmore III, Jack M. Kay, and George P. Stephan. The role of the CGN Committee is governed by a Charter adopted by the Board in May 2004, a copy of which is available on the Company’s website at www.barrlabs.com, under the “Investors” link followed by the “Corporate Governance” link. Pursuant to its Charter, the CGN Committee’s functions include the following:

•	identifying, evaluating and recommending to the Board of Directors qualified director candidates;

•	assessing the contributions and independence of incumbent directors;

•	reviewing and, as appropriate, recommending to the Board of Director changes to the corporate governance principles; and

•	performing a leadership role in shaping the Company’s corporate governance.

The Board has determined that each of the members of the CGN Committee is “independent”. The CGN Committee met 5 times during the fiscal year ended June 30, 2006.

Business Development Committee

The Business Development Committee consists of the following members of the Company’s Board of Directors: Bruce L. Downey (Chairman), Jack M. Kay, Carole Ben-Maimon and Paul M. Bisaro. The Business Development Committee is responsible for working with the Board of Directors to evaluate business opportunities that are presented to the Company from time to time. The Business Development Committee may consist of both independent and non-independent directors. While there were no formal meetings during the fiscal year ended June 30, 2006, the Business Development Committee regularly met with the full Board of Directors during regularly scheduled and special Board meetings.

Corporate Governance Principles

In August 2004, the Company adopted Corporate Governance Principles, a copy of which is available on the Company’s website at www.barrlabs.com, under the “Investors” link followed by the “Corporate Governance” link. The Corporate Governance Principles serve as a framework for the governance of the Company. The CGN Committee reviews the Corporate Governance Principles annually and recommends changes to the full Board as appropriate.

Consideration of Director Nominees

In evaluating director nominees, the CGN Committee considers a variety of criteria in the context of the needs of the Board as a whole, including an individual’s character and integrity, business, professional and personal background, skills, current employment, community service, and ability to commit sufficient time and attention to the activities of the Board. As it considers these criteria, the CGN Committee also seeks a diversity of backgrounds and perspectives on the Board.

The CGN Committee employs a variety of methods for identifying and evaluating director nominees. The CGN Committee reviews the size and composition of the Board as part of the annual Board evaluation process and makes recommendations to the Board as appropriate. If vacancies on the Board are anticipated, or otherwise arise, the CGN Committee considers various potential director candidates. Candidates may come to the CGN Committee’s attention through current Board members, stockholders and other sources.

After the CGN Committee identifies a potential candidate, the Company goes through a process of learning more about a candidate’s qualifications, background, and level of interest in the Company, while at the same time the candidate has the opportunity to learn more about the Company. A candidate may meet with members of the CGN Committee, other directors, and senior management. Based on information gathered during the course of this process, the CGN Committee makes its recommendation to the Board. If the Board approves the recommendation, the candidate is nominated for election by the Company’s stockholders.

The policy of the CGN Committee, as set forth in the Company’s Corporate Governance Principles, is to consider candidates recommended by stockholders in compliance with the advance notice provisions of the Company’s By-laws, which provisions are discussed below under “Stockholder Proposals for the 2007 Annual Meeting.” The Committee evaluates stockholder-recommended candidates using the same criteria it uses to evaluate nominees from other sources. The CGN Committee will consider properly submitted stockholder recommendations for candidates for membership on the Board. To recommend a prospective nominee for the CGN Committee’s consideration, submit the candidate’s name, resume and suitability for Board membership to the Corporate Secretary at 400 Chestnut Ridge Road, Woodcliff Lake, NJ 07677. Submissions must include the name and record address of the stockholder submitting the prospective nominee and the number of shares of stock of the Company that are owned beneficially or of record by such stockholder.

Compensation of Directors

All directors who are not executive officers of the Company receive as compensation for their service quarterly retainers of $12,500 covering their attendance at Board meetings and participation in committee meetings. Committee chairmen other than the Audit Committee Chairman receive an additional $2,500 per calendar quarter, while the Audit Committee Chairman receives an additional $3,750 per calendar quarter. Members of the Compensation and CGN Committees receive an additional $625 per calendar quarter, while members of the Audit Committee receive an additional $1,250 per calendar quarter. In addition, under our 2002 Stock Option Plan for Non-Employee Directors, as amended (the “2002 Non-Employee Director Plan”), for the fiscal year ended June 30, 2006, each continuing non-employee director received an annual option grant to purchase 10,000 shares at an option price equal to 100% of the fair market value of the Common Stock on the date of grant. Options granted to continuing non-employee directors have ten-year terms and become exercisable in full on the date of the first annual stockholders’ meeting immediately following the date of the grant. Employee directors do not receive separate compensation for Board service, but are reimbursed for attendance expenses. The Compensation Committee annually reviews the compensation of non-employee directors. Director compensation is set by the Board based upon the recommendation of the Compensation Committee.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) applicable to all Barr Pharmaceuticals, Inc. companies, their officers, directors and employees. The Code is available on the Company’s website at www.barrlabs.com, under the “Investor Relations” heading. To the extent required by SEC rules and NYSE listing standards, we intend to disclose future amendments to, or waivers from, certain provisions of the Code on the Company’s website within two business days following the date of such amendment or waiver.

Communications with the Board

The Company has a process for stockholders and other interested parties to communicate with the Board. These parties may communicate with the Board by writing c/o the Corporate Secretary, 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677. Communications intended for a specific director or directors (such as the Lead Independent Director or all non-management directors) should be addressed to his, her or their attention c/o the Corporate Secretary at this address. Communications received from stockholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications. The Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or otherwise inappropriate. The non-management directors have requested that the Corporate Secretary not forward to the Board advertisements, solicitations for periodical or other subscriptions, and other similar communications.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“accounting matters”) and regarding potential violations of applicable laws, rules and regulations or the Company’s accounting policies and procedures (“compliance matters”). Any person with concerns regarding accounting matters or compliance matters may report their concerns on a confidential or anonymous basis to the Audit Committee of the Company by calling the independent, toll-free Corporate Governance Hotline established by the Company for that purpose at 1-877-357-2572.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has ever been an employee of Barr or its subsidiaries, and none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Availability of Certain Documents

In addition to the methods described above, stockholders can obtain copies of the Audit Committee charter, the Corporate Governance and Nominating Committee charter, the Compensation Committee charter, the Corporate Governance Principles and the Code of Business Conduct and Ethics at no charge by writing to: Corporate Secretary, 400 Chestnut Ridge Road, Woodcliff Lake, NJ 07677.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2006 and management’s assessment of the effectiveness of internal control over financial reporting with the Company’s management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as amended by SAS No. 89 (Audit Adjustments), SAS No. 90 (Audit Committee Communications) and Rule 2-07 of Regulation S-X (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 for filing with the United States Securities and Exchange Commission.

The Audit Committee has considered whether the independent auditors’ provision of other non-audit services to the Company is compatible with the auditors’ independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Submitted by
George P. Stephan, Chairman
Harold N. Chefitz
Richard R. Frankovic

PROPOSAL NO. 1.

ELECTION OF DIRECTORS

Our Board of Directors currently has nine members. The Board has nominated all of our current directors other than Carole S. Ben-Maimon and Jack Kay for re-election to the Board of Directors, and has reduced the size of the Board accordingly. Each of the nominees has consented to serve if elected and we are not aware of any nominee who is unable or unwilling to serve. However, if any nominee is unable or unwilling to serve, the proxy holders may decide to vote the shares for any substitute nominee or the Board of Directors may determine not to nominate a substitute and therefore further reduce the size of the Board. The Company would like to take this opportunity to thank Carole Ben-Maimon and Jack M. Kay for the many contributions they have made over the past five years and the past eleven years, respectively, that they have served the Company.

Information on Director Nominees

The nominees for election to the Board of Directors and biographical information about the nominees are set forth below. Each of the nominees currently serves as a director. Each nominee, if elected, will serve until the next annual meeting of stockholders or until a successor is named and qualified.

As used sometimes in the biographies below, the “Company” refers to Barr Pharmaceuticals, Inc., a Delaware corporation (“BPI”), and its predecessor corporation, Barr Laboratories, Inc., a New York corporation (“Old BLI”). In connection with our reincorporation from New York to Delaware, Old BLI merged with and into BPI on December 31, 2003, with BPI surviving the merger. Immediately prior to the merger, Old BLI transferred substantially all of its assets (other than the stock it then held in its subsidiaries) and liabilities to a newly formed Delaware corporation also called Barr Laboratories, Inc. (“New BLI”).

Name	Age	Principal Occupation	Director Since

Bruce L. Downey	58	Chairman of the Board and Chief Executive Officer	1993
Paul M. Bisaro	45	President and Chief Operating Officer, New BLI	1998
George P. Stephan	73	Business consultant	1988
Harold N. Chefitz	71	Chairman of Notch Hill Advisors and President of Chefitz HealthCare Investments	2001
Richard R. Frankovic	64	Pharmaceutical industry consultant	2001
Peter R. Seaver	64	Healthcare industry consultant	2001
James S. Gilmore, III	56	Partner at the law firm of Kelley, Drye & Warren	2002

Bruce L. Downey became a member of the Board of Directors in January 1993 and was elected Chairman of the Board and Chief Executive Officer of the Company in February 1994. From January 1993 to December 1999, he also served as the President of the Company. From 1981 to 1993, Mr. Downey was a partner in the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds. Mr. Downey currently serves as Chairman of the Board of the Generic Pharmaceutical Association (GPhA), the generic industry trade association. Mr. Downey also serves as the Chair of the Board of Ambassadors for the Johns Hopkins’ Project RESTORE that funds research for new biological indicators of neuroimmunologic diseases, new imaging strategies, and clinical trials to support the creation of progressive treatments for transverse myelitis and multiple sclerosis.

Paul M. Bisaro was elected a director in June 1998 and in December 1999 was appointed to the position of President and Chief Operating Officer of Old BLI. He currently serves as President and Chief Operating Officer of the Company and as the President and Chief Operating Officer of New BLI. Previously, he served us as Senior Vice President — Strategic Business Development and General Counsel. Prior to joining us in 1992 as General Counsel, Mr. Bisaro was associated with the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds.

George P. Stephan was elected a director in February 1988. In April 1990, Mr. Stephan retired as Vice Chairman of Kollmorgen Corporation, a diversified, international technology company where he had served in several executive capacities for over 20 years. Mr. Stephan was also a director of Kollmorgen from 1982 until June 2000, when it was acquired by Danaher Corporation, and served as Chairman of the Board from 1991 to 1996. From 1994 to April 1999, Mr. Stephan also was a Managing Director of Stonington Group LLC, financial intermediaries and consultants. He is currently a business consultant and a director of Sartorius Sports Limited, a privately held specialty sports retailer.

Harold N. Chefitz was elected a director in February 2001. Mr. Chefitz has been Chairman of Notch Hill Advisors, which advises CK Fund, since 1999, and President of Chefitz HealthCare Investments, a private investment company, since 1995. Prior to forming Notch Hill in 1999, Mr. Chefitz was a partner in Boles Knop & Co. Mr. Chefitz has also served as Managing Director and head of the Healthcare Group at Prudential Securities, and Senior Managing Director of Furman Selz. In 2004, Mr. Chefitz became a partner of Quanstar Group, LLC. Mr. Chefitz is a member of the board of Kensey Nash, a medical device company. From 1990 to 1994, Mr. Chefitz served as Chairman of the Board of Trustees at Columbia University School of Pharmaceutical Sciences. He is currently a member of the Boston University Medical School Advisory Board for Alzheimer’s Disease.

Richard R. Frankovic was elected a director in October 2001. He was employed by Rugby Laboratories from 1980 to 1998 where he served as President from 1984 until 1998. Prior to joining Rugby Laboratories, he was employed by Lederle Laboratories from 1965 to 1976, where he held a variety of management positions. Mr. Frankovic served as a director of Duramed Pharmaceuticals, Inc. from 1999 until its merger with the Company in October 2001. Since his retirement, Mr. Frankovic has been serving as a pharmaceutical industry consultant.

Peter R. Seaver was elected a director in October 2001. He retired from a 31-year career with The Upjohn Company, a pharmaceutical manufacturer, in 1998. He held various executive positions with Upjohn including Vice President — Domestic Marketing, Corporate Vice President — Worldwide Pharmaceutical Marketing, and Corporate Vice President for Health Care Administration. Mr. Seaver served as a director of Duramed Pharmaceuticals, Inc. from 1998 until its merger with the Company in October 2001. He is currently a healthcare industry consultant.

James S. Gilmore, III was elected a director in May 2002. Mr. Gilmore has been a partner at the law firm of Kelley, Drye & Warren since 2002. He served as the 68th Governor of the Commonwealth of Virginia from 1997 to 2002. Mr. Gilmore also served as Chairman of the Republican National Committee from 2001 to 2002. From 1993 to 1997, he served as Virginia’s Attorney General, and from 1987 to 1993 served as the Commonwealth’s Attorney for Henrico County. He was Chairman of the former Congressional Advisory Commission on Terrorism and Weapons of Mass Destruction until February 2004.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF THE DIRECTOR NOMINEES AND YOUR PROXY WILL BE SO VOTED
UNLESS YOU SPECIFY OTHERWISE.

PROPOSAL NO. 2.

RATIFICATION OF THE SELECTION OF REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP, Certified Public Accountants, as the Company’s independent registered public accounting firm for the six month period ending December 31, 2006 and as a matter of good corporate governance, the Company is submitting their selection for stockholder ratification. The selection of the independent registered auditors for six months rather than for a full fiscal year reflects the fact that on September 21, 2006 the Board approved a change in the Company’s fiscal year end from June 30 to December 31. At our 2007 Annual Meeting of Stockholders the Company expects to seek stockholder ratification of the selection of its independent registered public accounting firm for the fiscal year ending December 31, 2007. In the event that the Audit Committee’s selection of an independent registered public accounting firm is not ratified by the stockholders, the Audit Committee will review its future selection of an independent registered public accounting firm. Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm and may determine to change the firm selected to be auditors at such time and based on such factors as it determines to be appropriate.

A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Annual Meeting.

Audit and Non-Audit Fees

Fees billed to the Company related to services performed by Deloitte & Touche LLP during the last two fiscal years ended June 30, 2006 are as follows:

	2006	2005

Audit Fees	$1,617,000	$1,377,000
Audit-Related Fees	$379,000	$39,000
Tax Fees	$1,007,450	$197,247
All Other Fees	—	—

Total	$3,003,450	$1,613,247

Audit Fees.  Represents fees for professional services provided for the audit of the Company’s annual financial statements, the audit of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company’s quarterly financial statements, audit services provided in connection with other statutory or regulatory filings, and consultation on accounting and disclosure matters.

Audit-Related Fees.  Represents fees for assurance services related to the audit of the Company’s financial statements, including the audit of the employee benefit plan, research and consultation on accounting matters related to potential transactions and due diligence services. The increase in the audit-related fees incurred by the Company in fiscal 2006 was primarily the result of additional professional services rendered in connection with various business development projects.

Tax Fees.  Represents fees for professional services provided primarily for domestic compliance and tax advice. The increase in the tax fees incurred by the Company in fiscal 2006 was primarily the result of additional professional services rendered in connection with the proposed acquisition of PLIVA d.d.

All Other Fees.  Represents fees incurred for products and services not otherwise included in the categories above. There were no such fees incurred in the fiscal years ended June 30, 2005 or 2006.

All of the fees listed above were pre-approved pursuant to the Audit Committee’s pre-approval process described above.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
SELECTION OF DELOITTE & TOUCHE LLP AS BARR’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE SIX MONTH PERIOD ENDING DECEMBER 31, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our Common Stock as of September 15, 2006 by each person known to us, based on Schedule 13D or Schedule 13G filings with the SEC, who beneficially owns more than 5% of the outstanding shares of our Common Stock. Percentages are based on 106,350,176 shares of Common Stock issued and outstanding as of September 15, 2006.

	Amount and
	Nature of
	Beneficial	Percent
Name of Beneficial Owner	Ownership	of Class

Barclays Global Investors, NA(1)	12,231,641	11.50%
45 Fremont Street,
San Francisco, CA94105
Putnam, LLC(2)	5,707,200	5.37%
1 Post Office Square,
Boston, Massachusetts 02109

(1)	According to a Schedule 13G filed jointly on July 10, 2006, (i) Barclays Global Investors, NA has sole voting power and sole dispositive power with respect to 9,713,129 and 10,968,158 shares, respectively, and beneficially owns 10,968,158 shares, (ii) Barclays Global Fund Advisors has sole voting power and sole dispositive power with respect to 747,386 shares, and beneficially owns 747,386 shares, (iii) Barclays Global Investors Japan Trust and Banking Company Limited has sole voting power and sole dispositive power with respect to 21,785 shares and beneficially owns 21,785 shares, and (iv) Barclays Global Investors Japan Limited has sole voting power and sole dispositive power with respect to 494,312 shares and beneficially owns 494,312 shares.

(2)	According to a Schedule 13G filed jointly on February 10, 2006, Putnam, LLC beneficially owns 5,707,200 shares and has shared voting power and shared dispositive power with respect to 120,240 and 5,707,200 shares, respectively. Putnam Investment Management, LLC has shared voting power and shared dispositive power with respect to 21,800 and 5,554,950 shares, respectively. Putnam Advisory Company has shared voting power and shared dispositive power with respect to 98,440 and 152,250 shares, respectively.

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of our Common Stock as of September 15, 2006 (except as noted otherwise) by (1) each director of the Company; (2) each executive officer of the Company identified in the Summary Compensation Table below (the “Named Officers”); and (3) all directors and executive officers of the Company as a group. Except as otherwise indicated, and subject to applicable community property laws, we believe that the beneficial owners of the Common Stock listed below have sole voting and investment power with respect to such shares. Percentages are based on 106,350,176 shares of Common Stock issued and outstanding as of September 15, 2006.

	Amount and
	Nature of
	Beneficial	Percent
Name of Beneficial Owner	Ownership(1)	of Class

Bruce L. Downey(2)	1,397,756	1.31%
Paul M. Bisaro(3)	711,664	*
Carole S. Ben-Maimon(4)	170,597	*
William T. McKee(5)	181,324	*
Frederick J. Killion(6)	126,590	*
George P. Stephan(7)	284,110	*
Jack M. Kay(8)	197,498	*
Harold N. Chefitz(9)	67,750	*
Richard R. Frankovic(10)	85,139	*
Peter R. Seaver(11)	79,375	*
James S. Gilmore, III(12)	79,375	*
All executive officers and directors (17 persons)(13)	4,335,988	4.08%

*	Less than 1%

(1)	We have included in shares owned by each stockholder all options held by the stockholder that are currently exercisable or exercisable within 60 days of September 15, 2006.

(2)	Beneficial ownership for Mr. Downey includes 973,697 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 15, 2006.

(3)	Beneficial ownership for Mr. Bisaro includes 605,493 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 15, 2006.

(4)	Beneficial ownership for Dr. Ben-Maimon includes 156,220 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 15, 2006.

(5)	Beneficial ownership for Mr. McKee includes 169,747 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 15, 2006.

(6)	Beneficial ownership for Mr. Killion includes 125,000 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 15, 2006.

(7)	Beneficial ownership for Mr. Stephan includes 134,218 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 15, 2006.

(8)	Beneficial ownership for Mr. Kay includes 159,530 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 15, 2006.

(9)	Beneficial ownership for Mr. Chefitz includes 62,500 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 15, 2006.

(10)	Beneficial ownership for Mr. Frankovic includes 85,139 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 15, 2006.

(11)	Beneficial ownership for Mr. Seaver includes 79,375 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 15, 2006.

(12)	Beneficial ownership for Mr. Gilmore includes 79,375 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 15, 2006.

(13)	Beneficial ownership for all executive officers and directors as a group includes 3,381,525 shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of September 15, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file forms with the SEC to report their beneficial ownership of our Common Stock and any changes in their beneficial ownership. Anyone required to file forms with the SEC must also send copies of the forms to the Company. We have reviewed all forms provided to us. Based solely on that review, we believe that our directors and executive officers complied with all Section 16(a) filing requirements during the fiscal year ended June 30, 2006, except that Mr. Stephan failed, due to administrative error, to timely file a report on Form 4 in connection with one transaction, and Mr. Mengler, one of our executive officers, failed, due to administrative error, to timely file an initial statement of beneficial ownership on Form 3.

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers are set forth in the table below. As used sometimes in the biographies below, the “Company” refers to Barr Pharmaceuticals, Inc., a Delaware corporation (“BPI”), and its predecessor corporation, Barr Laboratories, Inc., a New York corporation (“Old BLI”). In connection with our reincorporation from New York to Delaware, Old BLI merged with and into BPI on December 31, 2003, with BPI surviving the merger. Immediately prior to the merger, Old BLI transferred substantially all of its assets (other than the stock it then held in its subsidiaries) and liabilities to a newly formed Delaware corporation also called Barr Laboratories, Inc. (“New BLI”).

Name	Age	Position

Bruce L. Downey	58	Chairman of the Board and Chief Executive Officer, BPI
Paul M. Bisaro	45	President and Chief Operating Officer, BPI and President and Chief Operating Officer, New BLI
G. Frederick Wilkinson	50	President, Duramed Pharmaceuticals, Inc.
William T. McKee	45	Vice President, Chief Financial Officer and Treasurer, BPI
Frederick J. Killion	52	Vice President, General Counsel and Secretary, BPI
Salah U. Ahmed	52	Senior Vice President, Research and Development, New BLI
Michael J. Bogda	45	Senior Vice President, Manufacturing and Engineering, New BLI
Timothy P. Catlett	51	Senior Vice President, Sales and Marketing, New BLI
Catherine F. Higgins	54	Vice President, Human Resources, BPI and Senior Vice President, Human Resources, New BLI
Christopher Mengler	44	Senior Vice President, Corporate Development, New BLI
Christine Mundkur	37	Senior Vice President, Quality and Regulatory Counsel, New BLI

See “Proposal No. 1 — Election of Directors — Information on Director Nominees” for a description of the recent business experience of Messrs. Downey and Bisaro.

G. Frederick Wilkinson joined the Company in 2006 as President and Chief Operating Officer of Duramed Pharmaceuticals, Inc., the Company’s proprietary products subsidiary. Prior to joining the Company, Mr. Wilkinson served as the President and Chief Executive Officer of Columbia Laboratories, Inc. from 2001 to 2006.

William T. McKee joined the Company in January 1995 as Director of Finance and was appointed Treasurer in March 1995. In September 1996 he was appointed Chief Financial Officer and was later appointed a Vice President in December 1997 and a Senior Vice President in December 1998. Prior to joining Barr, Mr. McKee served as Vice President, Finance for a software development company and held management positions in the accounting firms of Deloitte & Touche LLP and Gramkow & Carnevale, CPAs.

Frederick J. Killion joined the Company in March 2002 as Vice President and General Counsel. Mr. Killion joined Barr from the law firm of Winston & Strawn, where he had served as a capital partner since 1999. Prior to joining Winston & Strawn in 1990, Mr. Killion was a partner in the law firm of Bishop, Cook, Purcell and Reynolds where he began as an associate in 1982. Bishop, Cook, Purcell and Reynolds merged with Winston & Strawn in 1990.

Salah U. Ahmed joined the Company in 1993 as Director of Research and Development. Dr. Ahmed was named Vice President, Product Development in September 1996 and Senior Vice President, Research and Development in October 2000. Before joining Barr, Dr. Ahmed was a Senior Scientist with Forest Laboratories from 1989 to 1993.

Michael J. Bogda joined the Company in October 2000 as Vice President of Validation and Technical Services and was promoted to Senior Vice President, Manufacturing and Engineering in September 2001. Prior to joining Barr, Mr. Bogda was employed by Copley Pharmaceuticals where he was Vice President — Operations and Facility General Manager from 1995-2000.

Timothy P. Catlett joined the Company in February 1995 as Vice President, Sales and Marketing. In September 1997, Mr. Catlett was appointed Senior Vice President, Sales and Marketing. From 1978 through 1994, Mr. Catlett held a number of positions with the Lederle Laboratories division of American Cyanamid including Vice President, Cardiovascular Marketing.

Catherine F. Higgins joined the Company as Vice President, Human Resources in 1991 and became Senior Vice President, Human Resources in September 2001. Prior to joining Barr, Ms. Higgins served as Vice President, Human Resources for Inspiration Resources Corporation.

Christopher Mengler joined the Company in 1994 as a Special Projects Associate, in which capacity he worked until 1998 when he joined Pfizer Inc. where he served as Director, Project Management until 2002. In 2002 Mr. Mengler returned to the Company as Vice President, Strategic Planning. He was promoted to Senior Vice President, Corporate Development in 2005.

Christine Mundkur joined the Company in 1993 as Associate Counsel. In September 1997, Ms. Mundkur became Director of Regulatory Affairs and Regulatory Counsel. In September 1998 she became Vice President, Quality and Regulatory Counsel and in August 2001 was promoted to Senior Vice President, Quality and Regulatory Counsel.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes annual and long-term compensation for the three fiscal years ended June 30, 2006 awarded to, earned by or paid to our Chief Executive Officer and the four other most highly paid executive officers during the last fiscal year for services rendered to the Company in all capacities.

						Long-Term
						Compensation
						Awards
		Annual Compensation				Stock
				Other Annual		Options	All
		Salary(1)	Bonus	Compensation		Granted	Other Annual
Name and Principal Position	Year	($)	($)	(2) ($)		(# Shares)	Compensation

Bruce L. Downey	2006	$1,000,000	$600,000	$96,024	(3)	160,000	$152,322	(4)
Chairman and CEO	2005	1,000,000	500,000	—		160,000	152,322
	2004	1,038,461	500,000	—		150,000	131,186
Paul M. Bisaro	2006	$697,692	$350,000	$—		70,000	$97,975	(5)
President and COO	2005	549,711	275,000	—		70,000	83,042
	2004	542,019	275,000	—		90,000	81,054
Carole S. Ben-Maimon	2006	$598,461	$300,000	$—		60,000	$83,775	(6)
President and COO	2005	499,711	250,000	—		60,000	76,208
Duramed Research	2004	490,096	250,000	—		75,000	70,089
Frederick J. Killion	2006	$449,615	$200,000	$—		30,000	$63,863	(7)
Senior Vice President	2005	424,711	170,000	—		30,000	60,133
and General Counsel	2004	413,942	160,000	—		45,000	58,116
William T. McKee	2006	$449,615	$200,000	$—		30,000	$62,667	(8)
Senior Vice President CFO	2005	424,711	170,000	—		30,000	59,042
and Treasurer	2004	411,154	160,000	—		45,000	56,718

(1)	Includes amounts deferred by the employee for all years under our Savings and Retirement Plan (“SRP”) and our Excess Savings and Retirement Plan (“ESRP”).

(2)	As permitted by SEC disclosure rules, no amounts are required to be disclosed under this column unless a named executive officer received perquisites and other personal benefits, securities or property having an aggregate value of the lesser of (1) $50,000, or (2) 10% of such executive officer’s salary and bonus for the applicable fiscal year.

(3)	For fiscal 2006 for Mr. Downey, includes $51,778 in executive medical insurance premiums paid by the Company.

(4)	For fiscal 2006 for Mr. Downey, includes (a) the Company’s contributions to the SRP and ESRP aggregating $150,000, and (b) $2,322 in life insurance premiums paid by the Company.

(5)	For fiscal 2006 for Mr. Bisaro, includes (a) the Company’s contributions to the SRP and ESRP aggregating $97,269, and (b) $706 in life insurance premiums paid by the Company.

(6)	For fiscal 2006 for Dr. Ben-Maimon, includes (a) the Company’s contributions to the SRP and ESRP aggregating $82,538, and (b) $1,237 in life insurance premiums paid by the Company.

(7)	For fiscal 2006 for Mr. Killion, includes (a) the Company’s contributions to the SRP and ESRP aggregating $62,024, and (b) $1,839 in life insurance premiums paid by the Company.

(8)	For fiscal 2006 for Mr. McKee, includes (a) the Company’s contributions to the SRP and ESRP aggregating $61,961 and (b) $706 in life insurance premiums paid by the Company.

Option Grants in the Last Fiscal Year

The following table sets forth certain information concerning all grants of stock options to the Named Officers during the fiscal year ended June 30, 2006. These options are included in the Summary Compensation Table above. All options were granted at fair market value under the 2002 Stock Incentive Plan and have ten-year terms. The rules of the SEC require us to show hypothetical gains that the Named Officers would have for these options at the end of their ten-year terms. These gains are calculated assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term. The 5% and 10% assumed annual compound rates of stock price appreciation are required by SEC rules. They are not our estimate or projection of future stock prices.

	Individual Grants(1)
	Number of	% of Total			Potential Realizable Value at
	Shares	Options			Assumed Annual Rates of
	Underlying	Granted to	Per Share		Stock Price Appreciation for
	Options	Employees in	Exercise or	Expiration	Option Term
Name	Granted	Fiscal Year	Base Price	Date	5%	10%

Bruce L. Downey	160,000	9.52%	$46.99	7/27/2015	$4,728,281	$11,982,393
Paul M. Bisaro	70,000	4.17	$46.99	7/27/2015	$2,068,623	$5,242,297
Carole S. Ben-Maimon	60,000	3.57	$46.99	7/27/2015	$1,773,105	$4,493,397
Frederick J. Killion	30,000	1.79	$46.99	7/27/2015	$886,552	$2,246,698
William T. McKee	30,000	1.79	$46.99	7/27/2015	$886,552	$2,246,698

(1)	Consists of options and/or stock appreciation rights granted under our 2002 Stock Incentive Plan, as amended. All options listed were granted on July 27, 2005 and were scheduled to vest ratably over three years.

Aggregated Option and Stock Appreciation Rights (“SARs”) Exercises in the Last Fiscal Year and Fiscal Year-End Option and SARs Values

The following table provides information about the value realized on option and/or SARs exercises for each of the Named Officers during the fiscal year ended June 30, 2006, and the value of their unexercised options and/or SARs at June 30, 2006.

			Number of Shares		Value of Unexercised
	Shares		Subject to Unexercised		In-the-Money Options/SARs
	Acquired on	Value	Options/SARs at Year-End		at Year-End(1)(2)
Name	Exercise	Realized(1) ($)	Exercisable	Unexcercisable	Exercisable	Unexercisable

Bruce L. Downey	444,084	22,517,927	817,031	316,665	$16,645,449	$1,789,686
Paul M. Bisaro	99,675	5,052,130	528,826	146,666	11,389,234	821,091
Carole S. Ben-Maimon	228,772	7,229,334	111,221	124,999	1,961,208	700,445
Frederick J. Killion	49,000	1,676,342	90,000	87,500	1,163,065	763,424
William T. McKee	164,070	6,235,049	134,749	65,000	1,535,764	361,950

(1)	The dollar value is calculated by determining the difference between the fair market value of the securities underlying the options and/or SARs and the exercise price of the options and/or SARs at exercise or year-end.

(2)	“In-the-money” means the market price of the Common Stock is greater than the exercise price of the option or SAR on the date specified.

Equity Compensation Plan Information

The following table sets forth information as of June 30, 2006 with respect to compensation plans approved by the Company’s stockholders under which our equity securities are authorized for issuance. In our merger with Duramed, we assumed stock option plans that were approved by Duramed’s stockholders but not subsequently approved by our stockholders. Other than those assumed Duramed plans, we do not have any equity compensation plans that have not been approved by our stockholders. While we will honor our obligations with respect to outstanding option grants under the Duramed plans, we will not make any future option grants under those plans (as reflected in column (c) below, no options remain available for grant under those Duramed plans). A description of the Duramed plans is set forth in Item 14 in the Notes to the Consolidated Financial Statements section of the Company’s most recent Form 10-K filed August 30, 2006 with the SEC and is incorporated herein by reference.

			Number of
			Securities
			Remaining Available
			for Future Issuance
	Number of Securities		Under Equity
	to be Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities Reflected
Plan Category	Options/SARs(a)	Options/ SARs(b)	in Column(a))(c)

Equity compensation plans approved by security holders	6,992,957	$35.72	2,987,311
Equity compensation plans not approved by security holders	124,698	$10.95	—

Total	7,117,655	$35.28	2,987,311

Compensation Committee Report on Executive Compensation

Pursuant to its charter, the Compensation Committee’s responsibilities include developing and administering a compensation policy for senior management that contains appropriate performance incentives and equity-linked components, and reviewing annually the performance of the executive officers of the Company. The Compensation Committee also administers the stock option, SARs and stock incentive plans and approves grants of stock options, SARs and other incentives under those plans.

Compensation programs for executive officers are designed to attract, retain and motivate employees who will contribute to the achievement of corporate goals and objectives. Elements of executive compensation include salaries, bonuses and awards of stock options and SARs, with each of these other than salaries being variable. In making its decisions or recommendations, the Committee takes into account factors it deems relevant to the specific compensation component being considered, including: compensation paid by other business organizations of comparable size in the same industry and related industries; profitability; the attainment of annual individual and business objectives; an assessment of individual contributions relative to others; and historic compensation awards.

The Committee compares or benchmarks the Company’s compensation program with that of other pharmaceutical companies of comparable size and character to the Company that we consider our corporate peer group. However, the Committee does not rely exclusively on statistical compilations. The Committee uses the peer group data to ensure that the executive compensation program of the Company as a whole is within the range of comparative pay of the peer group companies.

The compensation for the chief executive officer and all other members of senior management consists of three key elements: base salary, cash bonuses and incentive stock awards tied to performance objectives. The Committee determined base salaries based on a variety of factors, including level of responsibility, individual and Company performance for fiscal 2006, market conditions and pay at the peer group companies. In making the determination of cash bonuses for the executive officers, the Committee utilized the same factors as it applied in the determination of base salaries. These cash bonuses are based on bonus target amounts expressed as a percentage of base salary. Executive officers of the Company also receive stock appreciation rights on an annual basis. These rights generally have a term of 10 years and are subject to a three-year ratable vesting schedule. In determining the stock appreciation rights awards for the executive officers, the Committee considered the level of options or rights granted by the peer group companies and the number of rights granted to such executive officers in the previous year.

In establishing Mr. Downey’s compensation for fiscal 2006, the Committee applied the principles outlined above. Specifically, we compared the Company’s performance with that of our peer group companies, including product approvals and launches, EPS growth, economic value added, market value added and total shareholder return. After considering the data collectively, the Committee made a subjective determination regarding Mr. Downey’s compensation rather than assigning these performance measures relative weights or values. The Committee also considered Mr. Downey’s accomplishments of objectives that the Company had established for fiscal 2006. The Committee noted that under Mr. Downey’s leadership, the Company filed 2 new drug applications and 12 abbreviated new drug applications with the FDA, received 10 approvals for generic products and 1 approval for proprietary products and launched a total of 9 new products. Other milestones achieved by the Company during fiscal 2006 under Mr. Downey’s leadership were the acquisition of two women’s healthcare products, the ParaGard® T 380A (Intrauterine Cooper Contraceptive) IUD and Mircette® oral contraceptive; the approval of SEASONIQUEtm, the Company’s second extended-cycle oral contraceptive product; the launch of ENJUVIAtm (synthetic conjugated estrogens, B) hormone replacement therapy; the doubling of our Specialty Products Sales Force to nearly 103 professionals; and, the launch of two products that were granted 180 days of generic exclusivity, Desmopressin, which we launched in July, 2005, and Fexofenadine hydrochloride, which we launched in September, 2005 in partnership with Teva Pharmaceutical Industries Ltd. In addition, we settled two patent challenge cases, PROVIGIL® and ACTIQ®, both of which allow Barr to bring our generic version of the products to market prior to patent or exclusivity expiration. Finally, we successfully implemented our company-wide enterprise resource planning (“ERP”) system from SAP that expands and improves our access to information and provides a standard scalable information platform to accommodate the anticipated growth in our business.

Mr. Downey’s annual salary and target bonus for fiscal 2006 remained at $1,000,000 and 50% percent respectively. He also received 160,000 stock appreciation rights of the Company.

The Committee set the total compensation packages for all other executive officers based on the same principles applied in establishing Mr. Downey’s compensation as well as on the recommendations of Mr. Downey.

Submitted by

Harold N. Chefitz, Chairman
Richard R. Frankovic
James S. Gilmore, III
Peter R. Seaver
George P. Stephan

Employment Agreements

Bruce L. Downey

On March 13, 2006, the Company entered into an Amended and Restated Employment Agreement with Bruce Downey under which he serves as our Chief Executive Officer and Chairman of our Board of Directors. The employment agreement has a term that currently expires on August 16, 2008 but contains a provision that automatically extends its term for successive one-year periods unless one party gives notice to the other party at least 12 months prior to the scheduled expiration of the term then in effect of its desire to not to further extend the term of the agreement. Under the agreement, Mr. Downey is paid a base salary, which was $1,000,000 for fiscal 2006, subject to increase in future years by the Compensation Committee, and is eligible for an annual bonus of up to 50% of his base salary in effect for a particular year at the discretion of the Compensation Committee (at its discretion, the Compensation Committee may increase the bonus above 50% of his base salary). In addition to being eligible to participate in the Company’s incentive, health and benefit plans, Mr. Downey is also entitled to the business and personal use of an automobile at the Company’s expense. Following any termination of Mr. Downey’s employment other than for Cause, as defined in the agreement, the Company is obligated to provide Mr. Downey, his spouse and eligible dependents with medical and dental benefits until Mr. Downey and his spouse attain age 65 or their earlier death.

If the Company terminates Mr. Downey’s employment on account of a Disability, as defined in the agreement, that occurs during the term of the agreement, Mr. Downey will be entitled to disability benefits amounting to 60% of salary until he recovers from the Disability or his earlier death or attainment of age 65, and at that time to a lump sum payment equal to three times his Annual Cash Compensation, as defined below, less the aggregate disability benefits that were paid to him.

If Mr. Downey’s employment is terminated by us without Good Cause, including termination as a result of a Change in Control of the company, each as defined in the agreement, or by Mr. Downey for Good Reason, as defined in the agreement (in either case, a “Compensable Termination”), he will be entitled to a severance payment equal to three times the sum of (1) his highest base salary and (2) an average bonus amount (the sum of (1) and (2) hereinafter referred to as “Annual Cash Compensation”). If the Compensable Termination occurs after Mr. Downey attains the age of 65 but before 70, however, the payment shall be equal to two times his Annual Cash Compensation, and if after 70 the payment shall be equal to his Annual Cash Compensation. Mr. Downey would also be entitled to a pro rata bonus for the fiscal year in which a Compensable Termination occurs. Except after a Change in Control or Potential Change in Control as defined in the agreement or after Mr. Downey attains age 65, payment of a portion of any severance payment will be contingent on Mr. Downey complying with certain restrictions against his employment by or consulting for a for-profit pharmaceutical company. If we elect not to further extend the term of the agreement at any time (which constitutes Good Reason for termination of employment by Mr. Downey) and Mr. Downey does not elect to terminate his employment during the remaining term of the agreement for Good Reason, then Mr. Downey will be entitled to a non-renewal payment equal to two times his Annual Cash Compensation (unless Mr. Downey has attained the age of 70 prior to the expiration of the then current term, in which case the payment shall be equal to one times his Annual Cash Compensation), provided he serves out the remainder of the term. If any compensation paid by the Company to Mr. Downey under the agreement or otherwise would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, we are obligated to make a gross-up payment to Mr. Downey in an amount sufficient to cover any such taxes.

Mr. Downey has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for a year after termination. Mr. Downey’s entitlement to any severance payment or non-renewal payment under the agreement is contingent on his complying with those restrictions.

Paul M. Bisaro

On March 13, 2006, we entered into an Amended and Restated Employment Agreement with Paul Bisaro under which he serves as President and Chief Operating Officer of Barr Pharmaceuticals, Inc. and as President and Chief Operating Officer of Barr Laboratories, Inc. The employment agreement has a term that currently expires on August 16, 2007 but contains a provision that automatically extends the term for successive one-year periods unless one party gives notice to the other party at least 6 months prior to the expiration of the then current term of its desire not to further extend the term of the agreement. Under the agreement, Mr. Bisaro is paid a base salary, which was $700,000 for fiscal 2006, subject to increase in future years by the Compensation Committee, and is eligible for an annual bonus of up to 50% of his base salary in effect for a particular year at the discretion of the Compensation Committee (at their discretion, the Compensation Committee may increase the bonus above 50% of his base salary). In addition to being eligible to participate in our incentive, health and benefit plans, Mr. Bisaro is also entitled to the business and personal use of an automobile at our expense.

If the Company terminates Mr. Bisaro’s employment on account of a Disability, as defined in the agreement, that occurs during the term of the agreement, Mr. Bisaro will be entitled to disability benefits amounting to 60% of salary until he recovers from the Disability or his earlier death or attainment of age 65, and at that time to a lump sum payment equal to 2.5 times his Annual Cash Compensation less the aggregate disability benefits that were paid to him.

If Mr. Bisaro’s employment is terminated by us without Good Cause, as defined in the agreement, or by Mr. Bisaro for Good Reason, as defined in the agreement, he will be entitled to a severance payment equal to 2.5 times his Annual Cash Compensation (1.25 times his Annual Cash Compensation if the Good Reason for termination of employment by Mr. Bisaro is the Company’s election not to further extend the term of the agreement). Mr. Bisaro would also be entitled to a pro rata bonus for the fiscal year in which the employment termination occurs. Except after a Change in Control or Potential Change in Control as defined in the agreement, payment of a portion of any severance payment will be contingent on Mr. Bisaro complying with certain restrictions against his employment by or consulting for a for-profit pharmaceutical company. If we elect not to further extend the term of the agreement at any time (which constitutes Good Reason for termination of employment by Mr. Bisaro) and Mr. Bisaro does not elect to terminate his employment for Good Reason during the remaining term of the agreement, then Mr. Bisaro will be entitled to a payment equal to one times his Annual Cash Compensation, provided that he serves out the remainder of the term. Mr. Bisaro’s severance benefits or non-renewal payment will include 18 months of continued medical insurance coverage at Company expense. If any compensation paid by the Company to Mr. Bisaro under the agreement or otherwise would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, we are obligated to make a gross-up payment to Mr. Bisaro in an amount sufficient to cover any such taxes.

Mr. Bisaro has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for a year after termination. Mr. Bisaro’s entitlement to any severance payment or non-renewal payment under the agreement is contingent on his complying with those restrictions.

Carole S. Ben-Maimon

On August 19, 2005, we entered into an Amended and Restated Employment Agreement with Carole Ben-Maimon under which she served as Senior Vice President of BPI and President of Duramed Research, Inc. Under the agreement, Dr. Ben-Maimon was paid a base salary of $600,000 for fiscal 2006, and was awarded an annual bonus of $300,000. In addition to being eligible to participate in our incentive, health and benefit plans, Dr. Ben-Maimon was also entitled to the business and personal use of an automobile at our expense, and we paid the costs of her medical malpractice insurance premiums.

Dr. Ben-Maimon has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for a year after termination. Dr. Ben-Maimon terminated her employment with the Company on August 31, 2006. The Company is currently negotiating the terms of her separation from the Company.

Frederick J. Killion

On August 19, 2005, we entered into an Amended and Restated Employment Agreement with Frederick Killion under which he serves as our Vice President, General Counsel and Corporate Secretary, responsible for managing and supervising the day-to-day legal affairs of the Company, including managing and supervising internal and external counsel. The employment agreement has a term that currently expires on February 19, 2008 but contains a provision that automatically extends the term for successive one-year periods unless one party gives notice to the other party at least 6 months prior to the expiration of the term then in effect of its desire not to further extend the term of the agreement. Under the agreement, Mr. Killion is paid a base salary, which was $450,000 for fiscal 2006, subject to increase in future years by the Compensation Committee, and is eligible for an annual bonus of up to 40% of his base salary in effect for a particular year at the discretion of the Compensation Committee (at its discretion, the Compensation Committee may increase the bonus above 40% of his base salary). In addition to being eligible to participate in our incentive, health and benefit plans, Mr. Killion is also entitled to the business and personal use of an automobile at our expense.

If the Company terminates Mr. Killion’s employment on account of a Disability, as defined in the agreement, that occurs during the term of the agreement, Mr. Killion will be entitled to disability benefits amounting to 60% of salary until he recovers from the Disability or his earlier death or attainment of age 65, and at that time to a lump sum payment equal to 2 times his Annual Cash Compensation less the aggregate disability benefits that were paid to him.

If Mr. Killion’s employment is terminated by us without Good Cause, as defined in the agreement, or by Mr. Killion for Good Reason, as defined in the agreement, he will be entitled to a severance payment equal to 2 times his Annual Cash Compensation (1.25 times his Annual Cash Compensation if the Good Reason for termination of employment by Mr. Killion is the Company’s election not to further extend the term of the agreement). Mr. Killion would also be entitled to a pro rata bonus for the fiscal year in which the employment termination occurs. Except after a Change in Control or Potential Change in Control as defined in the agreement, payment of a portion of any severance payment will be contingent on Mr. Killion complying with certain restrictions against his employment by or consulting for a for-profit pharmaceutical company. If we elect not to further extend the term of the agreement at any time (which constitutes Good Reason for termination of employment by Mr. Killion), then Mr. Killion will be entitled to a non-renewal payment equal to one times his Annual Cash Compensation, provided that he serves out the remainder of the term. Mr. Killion’s severance benefits or non-renewal payment will include 18 months of continued medical insurance coverage at Company expense. If any compensation paid by the Company to Mr. Killion under the agreement or otherwise would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, we are obligated to make a gross-up payment to Mr. Killion in an amount sufficient to cover any such taxes.

Mr. Killion has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for a year after termination. Mr. Killion’s entitlement to any severance payment or non-renewal payment under the agreement is contingent on his complying with those restrictions.

William T. McKee

On August 19, 2005, we entered into an Amended and Restated Employment Agreement with William McKee under which he serves as our Vice President, Chief Financial Officer and Treasurer. The employment agreement has a term that currently expires on February 19, 2008 but contains a provision that automatically extends the term for successive one-year periods unless one party gives notice to the other party at least 6 months prior to the expiration of the term then in effect of its desire not to further extend the term of the agreement. Under the agreement, Mr. McKee is paid a base salary, which was $450,000 for fiscal 2006, subject to increase in future years by the Compensation Committee, and is eligible for an annual bonus of up to 40% of his base salary in effect for a particular year at the discretion of the Compensation Committee (at its discretion, the Compensation Committee may increase the bonus above 40% of his base salary). In addition to being eligible to participate in our incentive, health and benefit plans, Mr. McKee is also entitled to the business and personal use of an automobile at our expense.

If the Company terminates Mr. McKee’s employment on account of a Disability, as defined in the agreement, that occurs during the term of the agreement, Mr. McKee will be entitled to disability benefits amounting to 60% of salary until he recovers from the Disability or his earlier death or attainment of age 65, and at that time to a lump sum payment equal to 2 times his Annual Cash Compensation less the aggregate disability benefits that were paid to him.

If Mr. McKee’s employment is terminated by us without Good Cause, as defined in the agreement, or by Mr. McKee for Good Reason, as defined in the agreement, he will be entitled to a severance payment equal to 2 times his Annual Cash Compensation (1.25 times his Annual Cash Compensation if the Good Reason for termination of employment by Mr. McKee is the Company’s election not to further extend the term of the agreement). Mr. McKee would also be entitled to a pro rata bonus for the fiscal year in which the employment termination occurs. Except after a Change in Control or Potential Change in Control as defined in the agreement, payment of a portion of any severance payment will be contingent on Mr. McKee complying with certain restrictions against his employment by or consulting for a for-profit pharmaceutical company. If we elect not to further extend the term of the agreement at any time (which constitutes Good Reason for termination of employment by Mr. McKee), then Mr. McKee will be entitled to a non-renewal payment equal to one times his Annual Cash Compensation, provided that he serves out the remainder of the term. Mr. McKee’s severance benefits or non-renewal payment will include 18 months of continued medical insurance coverage at Company expense. If any compensation paid by the Company to Mr. McKee under the agreement or otherwise would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, we are obligated to make a gross-up payment to Mr. McKee in an amount sufficient to cover any such taxes.

Mr. McKee has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for a year after termination. Mr. McKee’s entitlement to any severance payment or non-renewal payment under the agreement is contingent on his complying with those restrictions.

  G. Frederick Wilkinson

On January 5th, 2006, we entered into an Employment Agreement with G. Frederick Wilkinson under which he serves as the President and Chief Operating Officer of Duramed Pharmaceuticals, Inc., responsible for directing, managing and overseeing all commercial and developmental proprietary pharmaceutical activities conducted by BPI or any of its affiliates, including sales, marketing, managed care, clinical trials and medical affairs related to such activities. The employment agreement has a term that expires on March 6, 2009 and contains a provision that automatically extends the term for successive one-year periods unless one party gives notice to the other party at least 6 months prior to the expiration of the term then in effect of its desire not to extend the term of the agreement then in effect. Under the agreement, Mr. Wilkinson is paid a base salary, which was $600,000 for fiscal 2006, subject to increase in future years by the Compensation Committee, and is eligible for an annual bonus of up to 50% of his base salary in effect for a particular year at the discretion of the Compensation Committee (at its discretion, the Compensation Committee may increase the bonus above 50% of his base salary). In addition to being eligible to participate in our incentive, health and benefit plans, Mr. Wilkinson is also entitled to the business and personal use of an automobile at our expense or in lieu thereof a $1,500 monthly cash allowance.

If the Company terminates Mr. Wilkinson’s employment on account of a Disability, as defined in the agreement, that occurs during the term of the agreement, Mr. Wilkinson will be entitled to disability benefits amounting to 60% of salary until he recovers from the Disability or his earlier death or attainment of age 65, and at that time to a lump sum payment equal to 2.5 times his Annual Cash Compensation less the aggregate disability benefits that were paid to him.

If Mr. Wilkinson’s employment is terminated by us without Good Cause, as defined in the agreement, or by Mr. Wilkinson for Good Reason, as defined in the agreement, he will be entitled to a severance payment equal to 2.5 times his Annual Cash Compensation (1.25 times his Annual Cash Compensation if the Good Reason for termination of employment by Mr. Wilkinson is the Company’s election not to extend or further extend the term of the agreement). Mr. Wilkinson would also be entitled to a pro rata bonus for the fiscal year in which the employment termination occurs. Except after a Change in Control or Potential Change in Control as defined in the agreement, payment of a portion of any severance payment will be contingent on Mr. Wilkinson complying with certain restrictions against his employment by or consulting for a for-profit pharmaceutical company. If we elect not to extend or further extend the term of the agreement at any time (which constitutes Good Reason for termination of employment by Mr. Wilkinson), and Mr. Wilkinson does not elect to terminate his employment for Good Reason during the remaining term of the agreement, then Mr. Wilkinson will be entitled to a payment equal to one times his Annual Cash Compensation, provided that he serves out the remainder of the term.

Mr. Wilkinson’s severance benefits or non-renewal payment will include 18 months of continued medical insurance coverage at Company expense. If any compensation paid by the Company to Mr. Wilkinson under the agreement or otherwise would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, we are obligated to make a gross-up payment to Mr. Wilkinson in an amount sufficient to cover any such taxes.

Mr. Wilkinson has agreed to keep confidential certain information during the term of the agreement and thereafter, and has agreed to certain non-solicitation and non-disparagement restrictions that apply for a year after termination. Mr. Wilkinson’s entitlement to any severance payment or non-renewal payment under the agreement is contingent on his complying with those restrictions.

BARR STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder returns on the Company’s Common Stock for the last five fiscal years with the cumulative total return of the Standard & Poor’s Pharmaceutical Index and the Standard & Poor’s 500 Composite Index over the same period, assuming an investment of $100 in the Common Stock, the S&P Pharmaceutical Index and the S&P 500 Composite Index on June 30, 2001, and reinvestment of dividends. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our Common Stock.

Comparison of 5 Year Cumulative Total Return*
Among Barr Pharmaceuticals, Inc., the S&P 500 Index
and the S&P Pharmaceuticals Index

*	$100 invested on 6/30/01 in stock or index-including reinvestment of dividends. Fiscal year ending June 30.

Company/Index Name	2001	2002	2003	2004	2005	2006

Barr Pharmaceuticals, Inc.	$100.00	$91.81	$141.98	$109.57	$158.48	$155.06
S&P Pharmaceutical Index(1)	$100.00	$83.31	$90.25	$89.38	$85.33	$83.40
S&P 500 Index	$100.00	$82.01	$82.22	$97.93	$104.12	$113.11

(1)	The S&P Pharmaceutical Index was formerly known as the S&P Health Care Drugs Index. The components of the index remained the same after the name change.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James S. Gilmore, III, a director of the Company, is a partner at the law firm of Kelley, Drye & Warren, which the Company has retained to provide legal services. The Company may retain Kelley, Drye & Warren in the future for certain legal matters.

In addition, Jack M. Kay, a member of the Board of Directors, is president of Apotex, Inc. The Company entered into an agreement with Apotex, Inc. to share litigation and related costs in connection with the Company’s Fluoxetine (generic Prozac) patent challenge. Under this agreement certain costs were shown as a reduction to operating expenses while other costs were included as cost of sales. Separately, the Company receives a royalty on one of its products marketed and sold by Apotex, Inc. in Canada.

OTHER MATTERS

Stockholder Proposals for the 2007 Annual Meeting

Under SEC rules, any stockholder who intends to present a proposal at the Company’s next annual meeting of stockholders must submit the proposal to the Company at our principal executive offices no later than June 1, 2007, and must satisfy the other requirements of SEC Rule 14a-8 in order for the proposal to be considered for inclusion in our proxy statement and proxy for that meeting. Our principal executive offices are located at 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677 and any such proposals must be addressed to the attention of the Secretary.

Alternatively, stockholders may introduce certain types of proposals that they believe should be voted upon at the 2007 Annual Meeting of Stockholders or nominate persons for election to the Board of Directors. Under the Company’s By-laws, notice of any such proposal or nomination must be provided in writing to our Corporate Secretary no later than August 11, 2007 and not before July 12, 2007. However, if the date of the 2007 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment or postponement) by more than 70 days from the anniversary of the 2006 Annual Meeting, then such notice must be delivered not earlier than the close of business on the 120th day prior to the 2007 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2007 Annual Meeting or the 10th day after the date of the 2007 Annual Meeting is first publicly announced. Notwithstanding the provisions discussed above, if the number of directors to be elected to the Board at the 2007 Annual Meeting is increased, and there is no public announcement by the Company naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the 2006 Annual Meeting, a stockholder’s notice will be considered timely with respect to the additional directorships only if it is received not later than the close of business of the 10th day after the Company first announces the additional nominees. Stockholders wishing to make such proposals or nominations in addition must satisfy other requirements under the Company’s By-laws. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a stockholder. Notices of intention to present proposals or nominations should be sent to the Company’s principal executive offices at 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Delivery of Documents to Stockholders Sharing an Address

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may only deliver one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company by telephone at 1-800-BARRLABS or by submitting a written request to Ms. Carol A. Cox, Vice President, Investor Relations and Corporate Communications, 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Annual Report and Additional Materials

Our Annual Report for the fiscal year ended June 30, 2006 is being distributed with this Proxy Statement. Copies of our Annual Report on Form 10-K (excluding exhibits) may be obtained without charge upon written or oral request to Barr Pharmaceuticals, Inc., Attention: Carol A. Cox, Vice President, Investor Relations and Corporate Communications, 400 Chestnut Ridge Road, Woodcliff Lake, New Jersey 07677, or by phoning 1-201-930-3300 and asking for Ms. Cox.

Other Business

Our Board of Directors does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors

Frederick J. killion
Corporate Secretary

Annex A

Categorical Standards of Independence

Adopted by Resolution of the Board of Directors on September 21, 2006

Categorical Independence Standards

An “independent” Director is a Director whom the Board of Directors has determined has no material relationship with Barr Pharmaceuticals, Inc., or any of its consolidated subsidiaries (collectively, the “Company”), either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. For purposes of this definition, the Board has determined that a Director is not independent if:

1. The Director is, or has been within the last three years, an employee of the Company, or an immediate family member of the Director is, or has been within the last three years, an executive officer of the Company.

2. The Director has received, or has an immediate family member who has received, during any 12-month period during the last three years, more than $100,000 in direct compensation from the Company (other than Board and committee fees, and pension or other forms of deferred compensation for prior service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of the Company is not considered for purposes of this standard.

3. (a) The Director, or an immediate family member of the Director, is a current partner of the Company’s internal or external auditor; (b) the Director is a current employee of the Company’s internal or external auditor; (c) an immediate family member of the Director is a current employee of the Company’s internal or external auditor who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the Director, or an immediate family member of the Director, was within the last three years (but is no longer) a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time.

4. The Director, or an immediate family member of the Director, is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee;

5. The Director is a current executive officer or employee, or an immediate family member of the Director is a current executive officer, of another entity that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the consolidated gross revenues of the Company or the other entity; or

6. The Director is an executive officer of a charitable or non-profit organization to which the Company has made contributions that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the charitable or non-profit organization’s consolidated gross revenues.

An “immediate family” member includes a Director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the Director’s home.

The undersigned hereby acknowledges receipt of the proxy statement and notice of Annual Meeting to be held November 9, 2006.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

						FOR	AGAINST	ABSTAIN
1.	Election of Directors (Instructions: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list below).	FOR all nominees listed (except as marked)	☐	2.	Ratification of the selection of Deloitte & Touche LLP as the independent auditor of the Company for the six month period ending December 31, 2006.	☐	☐	☐
		WITHHOLD AUTHORITY to vote for nominees	☐
	01) Bruce L. Downey, 02) Paul M. Bisaro 03) George P. Stephan, 04) Harold N. Chefitz, 05) Richard R. Frankovic, 06) Peter R. Seaver, 07) James S. Gilmore, III				DO YOU PLAN TO ATTEND THE MEETING?		YES ☐	NO ☐

PLEASE DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Signature	Signature	Date

(Please sign exactly as name appears hereon. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.)

▲  FOLD AND DETACH HERE  ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET
http://www.proxyvoting.com/brl
Use the internet to vote your proxy.
Have your proxy card in hand
when you access the web site.

            OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to
vote your proxy. Have your proxy
card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
▼  IF YOU PLAN TO ATTEND THE MEETING  ▼

ADMISSION TICKET
ATTENDANCE AT THE BARR PHARMACEUTICALS, INC. 2006 ANNUAL MEETING OF STOCKHOLDERS IS LIMITED TO STOCKHOLDERS AND THOSE GUESTS INVITED BY THE COMPANY TO ATTEND THE MEETING. STOCKHOLDERS WILL BE ALLOWED TO INVITE UP TO TWO ADDITIONAL ATTENDEES TO ATTEND THE MEETING AS GUESTS UNDER THEIR TICKET OF ADMISSION.
PLEASE PRESENT THIS TICKET OF ADMISSION AND APPROPRIATE PERSONAL IDENTIFICATION IN THE LOBBY PRIOR TO THE START OF THE ANNUAL MEETING IN ORDER TO BE ADMITTED.

BARR PHARMACEUTICALS, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
November 9, 2006
     The undersigned hereby appoints Bruce L. Downey and Frederick J. Killion, and each of them, as proxies, each with the power to appoint his substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders at 10:00 a.m. local time, on November 9, 2006, at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656 and any postponements or adjournments thereof. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or adjournments thereof.
     UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NO. 1 AND PROPOSAL NO. 2. IN ADDITION, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲
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     Access your Barr Pharmaceuticals, Inc. shareholder account online via Investor ServiceDirect® (ISD).
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▼  IF YOU PLAN TO ATTEND THE MEETING  ▼

PRINT AUTHORIZATION
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SIGNATURE:                                                                                     DATE:
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(THIS BOXED AREA DOES NOT PRINT)	Registered Quantity 2200.00